EXHIBIT 4(a)





                  SECOND AMENDMENT TO REVOLVING LOAN AGREEMENT,
                    PROMISSORY NOTE AND OTHER LOAN DOCUMENTS


        AGREEMENT, made this 5th day of May 2005 (this "Agreement") between JACLYN, INC. ("Borrower"), a corporation organized and existing pursuant to the laws of the State of Delaware, having an address at 635 59th Street, West New York, New Jersey 07093 (hereinafter referred to as, "Borrower") and HUDSON UNITED BANK, a New Jersey corporation, (hereinafter referred to as, "Bank"), located at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430.


                              W I T N E S S E T H:

        WHEREAS:

        A. Borrower entered into a revolving loan agreement with Bank on December 23, 2002 and pursuant to such revolving loan agreement, Borrower executed and delivered to Bank its promissory note in the original principal amount of THIRTY-TWO MILLION AND 00/100 (32,000,000.00) DOLLARS dated December 23, 2002 (the "Revolving Note");

        B. Borrower subsequently requested that Bank increase the amount of funds available under the Revolving Loan from "THIRTY-TWO MILLION AND 00/100 (32,000,000.00) DOLLARS" to "FORTY MILLION AND 00/100 (40,000,000.00) DOLLARS,"
extend the maturity date of the Revolving Loan and Revolving Note from "December 1, 2004" to "December 1, 2005," increase the amount of the direct debt sub-limit under the Revolving Loan from "$22,000,000.00" to "$25,000,000.00," increase the over-advance limit from "$5,000,000.00" to "$8,000,000.00" for the period July 31st through November 30th and make certain other modifications and changes to the terms and conditions of the revolving loan agreement;

        C. Bank agreed to increase the amount of funds available under the Revolving Loan from "THIRTY-TWO MILLION AND 00/100 (32,000,000.00) DOLLARS" to "FORTY MILLION AND 00/100 (40,000,000.00) DOLLARS," to extend the maturity date of the

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Revolving Loan and Revolving Note from "December 1, 2004" to "December 1, 2005,"
to increase the amount of the direct debt sub-limit under the Revolving Loan from "$22,000,000.00" to "$25,000,000.00," to increase the over-advance limit from "$5,000,000.00" to "$8,000,000.00" for the period July 31st through
November 30th and to make certain other modifications and changes to the terms and conditions of the revolving loan agreement strictly in accordance with the terms and conditions of a first amendment to revolving loan agreement, promissory note and other loan documents dated October 23, 2003 (the revolving loan agreement dated December 23, 2002 as amended by the first amendment to revolving loan agreement, promissory note and other loan documents dated October 23, 2003 are hereinafter collectively referred to as, the "Loan Agreement");

        D. In connection with the first amendment, Borrower executed and delivered to Bank its promissory note dated October 23, 2003 in the original principal amount of $40,000,000.00 (the "Restated Secured Revolving Note");

        E. Borrower has again requested that Bank continue to provide financing under the Revolving Loan, extend the maturity date of the Revolving Loan and Restated Secured Revolving Note from "December 1, 2005" to "December 1, 2007," modify the interest rate on Advances and otherwise modify the terms and conditions of the Loan Agreement; and

        F. Bank has agreed to continue to provide financing under the Revolving Loan, to extend the maturity date of the Revolving Loan and Restated Secured Revolving Note from "December 1, 2005" to "December 1, 2007," to modify the interest rate on Advances and to otherwise modify the terms and conditions of the Loan Agreement in accordance with the terms and conditions of this Agreement.

                NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereto agree as follows:

                1. Sections 1.9, 1.10 and 1.11 of the Loan Agreement are amended to read as follows:

                        "1.9. "Code" shall mean the Internal Revenue Code of the United States.

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                        1.10. "Collateral" shall mean all of the Property and
interests in Property described in the General Security Agreement, and all other personal property of Borrower and interests of Borrower in personal property that now or hereafter secures the payment and performance of any of the Obligations pursuant to any of the Loan Documents or otherwise including, without limitation, any proceeds and insurance proceeds of the foregoing.

                        1.11. "Debt" shall mean Borrower's total liabilities determined in accordance with GAAP excluding loans which have been subordinated in writing to the Revolving Loan."

                2. Any reference in the Loan Agreement to Section 1.11 shall hereinafter refer to Section 1.10.

                3. Section 1.47 of the Loan Agreement is amended to read as follows:

                        "1.47. "Termination Date" shall mean the earlier of December 1, 2007, or the date on which Lender terminates this Agreement pursuant to Section 12.1 of this Agreement."

                4. Section 2.1 of the Loan Agreement is amended to read as follows:

                        "2.1. Advances. Subject to the terms and conditions of this Agreement including, without limitation, the Maximum Facility and relying upon the representations and warranties set forth in this Agreement, for so long as no Default or Event of Default shall have occurred and shall be continuing, Lender shall make Advances to Borrower on its request, from time to time during the term of this Agreement in an amount ("Borrowing Capacity") not to exceed at any one time outstanding the lesser of:

                        (a) TWENTY-FIVE MILLION and 00/100 (25,000,000.00)
Dollars, or

                        (b) the sum of (i) eighty-five (85) percent of the face amount of Borrower's Eligible Receivables, (ii) fifty (50) percent of the Value of Borrower's Eligible Inventory, and (iii) fifty (50) percent of the outstanding face amount of Letters of Credit issued under this Agreement, plus in each case, for the period from June 30th through October 31st only $8,000,000.00, provided an officer of Borrower submits

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to Lender an Authenticated Record within twenty (20) days of the end of June,
July, August, September and October stating that sixty-five (65) percent of the value of all Eligible Inventory is subject to confirmed bona fide purchase orders with unrelated third parties. Value shall mean the lower of cost or the fair market value of such Inventory, as reflected on the books and records of Borrower.

                        For the purpose of calculating the Borrowing Capacity under Subsection 2.1(b), the face amount of all Letters of Credit shall be deducted from such sum. Within the limits of the Borrowing Capacity, and subject to the limitations set forth in this Agreement, Borrower may borrow, repay and reborrow Advances."

                5. Section 3.1 of the Loan Agreement is amended to read as follows:

                        "3.1. Interest on Advances. Except as provided below, Borrower shall pay interest monthly, in arrears, on the first day of each month, commencing January 1, 2003 on the average daily unpaid principal amount of the Revolving Loan at a fluctuating rate which is equal to the Loan Interest Rate or, as provided below, the LIBOR rate. Notwithstanding the foregoing, on and after the occurrence and during the continuance of an Event of Default, Borrower shall pay interest on the Revolving Loan at a rate which is three (3) percent per annum above the Prime Rate; provided, however, in no event shall any interest to be paid under this Agreement or under any Loan Document exceed the maximum rate permitted by law.

                        Notwithstanding the foregoing, Borrower, at any time shall be permitted to fix the interest rate payable on all or any portion of the Revolving Loan for a period of one, two or three months based on the corresponding LIBOR rate for such time period plus two hundred fifty (250) basis points for the period from December 23, 2002 until October 22, 2003, plus two hundred twenty-five (225) basis points from October 23, 2003 until May 5, 2005 and plus two hundred (200) basis points thereafter. The interest on any such fixed rate Advance shall be due and payable on the maturity date of such Advance."

                6. Section 9.6 of the Loan Agreement is amended to read as follows:

                        "9.6. Distributions. Make any capital distribution in Property or return of capital, or purchase or

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redeem any of its stock or other securities, or retire any of its stock, or take any action which would have an effect equivalent to any of the foregoing; provided, however, that (i) so long as no Event of Default shall have occurred and be continuing or would result from Borrower taking the following action, Borrower may purchase or redeem its stock or other securities or retire its stock up to an aggregate amount of $1,000,000.00 from and including May 5, 2005 through the end of the term of this credit facility, (ii) in connection with the termination of Borrower's employee stock ownership plan, Borrower may purchase shares of its stock from employees or former employees of Borrower who receive distributions of stock in connection with such termination, and may transfer to treasury all shares of stock so purchased and (iii) Borrower may purchase shares of its stock owned by Mark Nitzberg, and may transfer to treasury all shares of stock so purchased.

                7. Section 9.19 of the Loan Agreement is amended to read as follows:

                "9.19. Effective Tangible Net Worth. Permit Borrower's Effective Tangible Net Worth to be less than the amounts set forth below, tested quarterly, during the periods set forth below:

                     Amount                           Time Period
                     ------                           -----------
                 10,500,000.00              Fiscal Year ending June 30, 2002
                 11,000,000.00              Fiscal Year ending June 30, 2003
                 12,000,000.00*             Fiscal Year ending June 30, 2004
                              **

---------------------

        *For the Fiscal Year ending June 30, 2005 and each Fiscal Year thereafter, the minimum Effective Tangible Net Worth (ETNW) for such Fiscal Year shall be the minimum ETNW for the for the immediately preceding Fiscal Year increased by fifty (50) percent of the net profits of the Fiscal Year being tested, determined in accordance with the financial statements to be submitted to Bank pursuant to Article 6, and reduced as permitted by the next two paragraphs.

        **In the event Borrower shall use an actuarial table that is different than the one it presently uses in calculating its pension liability, and such use shall result in a reduction to Borrower's net worth, the ETNW requirement for the Fiscal

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Year ending June 30, 2005 shall $11,000,000. Borrower has also terminated its employee stock ownership plan (ESOP) and is contemplating purchasing from employees of Borrower who receive distributions from the ESOP up to 90,000 shares of Borrower's common stock at a cost of approximately $500,000.00. If Borrower, in fact, purchases some or all such shares of common stock, the ETNW requirement commencing with the Fiscal Year in which the first such purchase occurs shall be further reduced by $500,000.00.

        Borrower is contemplating purchasing shares of common stock owned by Mark Nitzberg. Borrower estimates that the cost of this common stock will be approximately $1,000,000.00. If Borrower acquires all or some of Mark Nitzberg's common stock during the Fiscal Year ending June 30, 2006, the ETNW requirement for the Fiscal Year ending June 30, 2006 shall be reduced by $1,000,000.00."

        In the event Borrower, in fact, makes the adjustment to its financial statements, as described in the preceding paragraph, the ETNW requirement for the Fiscal Year ending June 30, 2005 shall be $11,000,000.00. Borrower is also contemplating terminating its employee stock ownership plan (ESOP) and purchasing from such ESOP approximately 90,000 shares of Borrower's common stock at a cost of approximately $500,000.00 and converting such common stock into Treasury Stock. If Borrower, in fact, terminates its ESOP during the Fiscal Year ending June 30, 2005 and purchases some or all of the common stock of the Company held by such ESOP during such Fiscal Year, the ETNW requirement for the Fiscal Year ending June 30, 2005, shall be further reduced to $10,500,000.00.

        For its Fiscal Year ending June 30, 2006, Borrower is contemplating purchasing the common stock owned by Mark Nitzberg and converting such common stock into Treasury Stock. Borrower estimates that the cost of this common stock will be approximately $1,000,000.00. If Borrower acquires all or some of Mark Nitzberg's common stock during the Fiscal Year ending June 30, 2006, the ETNW requirement for the Fiscal Year ending June 30, 2006 shall be reduced by $1,000,000.00."

        8.      Article 9 of the Loan Agreement is amended by adding a new
Section 9.20 to read as follows:

                "9.20 Debt to Effective Tangible Net Worth. On and after June 30, 2005, permit the ratio of Borrower's Debt to ETNW to be no greater than 2.25 to 1.0, which ratio shall change

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to be no greater than 2.50 to 1.0 on and after June 30, 2006, tested annually."

        9. Borrower acknowledges that in the event Lender agrees to renew the Revolving Loan beyond the Termination Date of the Revolving Loan, Lender reserves the right to impose revised new and/or additional financial covenants relating to the Revolving Loan.

        10. In order to induce Bank to continue to provide financing under the Revolving Loan and extend the revolving credit facility, Borrower represents and warrants to Bank that except as disclosed in Borrower's Annual Report on Form 10-K for the Fiscal Year ended June 30, 2004, Borrower's Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2004, December 31, 2004, press releases, and except as disclosed to Bank, since June 30, 2004, there has been (1) no material adverse change in the financial condition, assets, liabilities, business or operation (financial or otherwise) of Borrower or any Guarantor and (2) no damage, destruction or loss of any of Borrower's or any Guarantor's property, whether or not covered by insurance, materially and adversely affecting Borrower's or any Guarantor's business or property.

        11. Any reference in any document executed and/or delivered in connection with the Loan Agreement to the "Agreement" or the "Loan Agreement" shall mean the revolving loan agreement dated December 23, 2002 as amended by the first amendment dated October 23, 2003 and this Agreement. All of the provisions of the Restated Secured Revolving Note, the Loan Agreement or any other document executed or delivered in connection with the Loan Agreement (collectively, the "Loan Documents") are amended so that such terms shall be consistent with the provisions of this Agreement. Notwithstanding the foregoing and to the extent that there is any inconsistency between the provisions of those agreements and this Agreement, the provisions of this Agreement shall govern.

        12. Bank's agreement to continue to provide financing under the Revolving Loan, to extend the maturity date of the Revolving Loan and Restated Secured Revolving Note from "December 1, 2005" to "December 1, 2007," to modify the interest rate on Advances and to otherwise modify the Loan Agreement and the other Loan Documents is not and shall not be construed as a waiver of any current or future default under the Restated Secured Revolving Note, the Loan Agreement or any other Loan Document nor shall it preclude Bank from proceeding against Borrower on any

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such default. This Agreement is also not a relinquishment of any rights or remedies Bank may have in connection with the Restated Secured Revolving Note, the Loan Agreement or any other Loan Document.

        13. As a material condition to the entering into of this Agreement, Borrower and each Guarantor by executing this Agreement voluntarily and expressly waive any and all rights to assert a claim, counterclaim or defense which now exists of which they have actual knowledge against Bank arising out of or in any way connected with the Restated Secured Revolving Note, the Loan Agreement or any other Loan Document. The foregoing waiver shall apply to any action instituted by any of the undersigned and to any action or proceeding brought against any of the undersigned by Bank. The term "actual knowledge" means the conscious awareness of those officers of Borrower and the Guarantors who have given substantive attention to this Agreement, of facts or information relating to such a claim, counterclaim or defense, without undertaking any investigation to determine the existence or absence of any such facts or information, either within Borrower or any of the Guarantors or otherwise.

        14. Borrower and each Guarantor by executing this Agreement acknowledge that there is due and owing on the Restated Secured Revolving Note as May 4, 2005 the principal sum of $-0-.

        15. Borrower and each Guarantor by executing this Agreement confirms that all of the representations and warranties set forth in the Loan Agreement are true and correct in all material respects, and that no default in the performance by Borrower of the covenants therein has occurred and is continuing on the date hereof. As of the date hereof, to Borrower's actual knowledge (as such term is defined in paragraph 12 of this Agreement), there have been no changes to the information set forth in Schedules 5.2, 5.3, 5.8, 5.9, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18 and 5.23 of the Loan Agreement, except as set forth in the copies of such schedules annexed hereto.

        16. BORROWER AND EACH GUARANTOR BY EXECUTING THIS AGREEMENT ACKNOWLEDGE THAT IT HAS HAD A FULL AND FAIR OPPORTUNITY TO REVIEW THIS AGREEMENT AND THE DOCUMENTS REFERRED TO HEREIN WITH COUNSEL OF ITS CHOICE AND THAT IT HAS BEEN ADVISED AS TO THEIR TERMS AND CONDITIONS, WHICH ARE ACCEPTABLE TO IT. FURTHER, EACH CONFIRMS THAT IN DELIVERING THIS AGREEMENT TO BANK, IT IS NOT RELYING ON ANY PROMISE, COMMITMENT, REPRESENTATION OR UNDERSTANDING, EITHER EXPRESS OR IMPLIED, MADE

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BY OR ON BEHALF OF BANK THAT IS NOT EXPRESSLY SET FORTH HEREIN, OR IN THE LOAN
AGREEMENT, THE RESTATED SECURED REVOLVING NOTE OR ANY OTHER LOAN DOCUMENT. BORROWER AND EACH GUARANTOR BY EXECUTING THIS AGREEMENT AND THE RESTATED SECURED REVOLVING NOTE ACKNOWLEDGE AND UNDERSTAND THAT ALL OBLIGATIONS UNDER THE RESTATED SECURED REVOLVING NOTE ARE DUE AND PAYABLE IN ACCORDANCE WITH THE LOAN AGREEMENT AS AMENDED BY THIS AGREEMENT, UNLESS BANK IN ITS SOLE AND ABSOLUTE DISCRETION EXTENDS THE MATURITY DATE OF SUCH OBLIGATION AND THAT BANK HAS NOT MADE ANY REPRESENTATION THAT IT WILL EXTEND THE MATURITY DATE OF SUCH OBLIGATION.

        17. This document may be executed in one or more counterparts and all such documents taken together shall be considered one original document. Capitalized terms used but not defined herein shall have the meanings assigned to those terms in the Loan Agreement (as such term is defined in recital paragraph C above).

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized on the day and year first above written


WITNESS:                                JACLYN, INC.



/s/ MARK MURRAY                         by: /s/ ANTHONY CHRISTON
--------------------------                  -------------------------------

--------------------------                  Name: Anthony C. Christon
                                            Title: Chief Financial
                                            Officer & Treasurer




WITNESS:                                HUDSON UNITED BANK

/s/ MARK MURRAY                         by: /s/ DAVID YANAGISAWA
--------------------------                  -------------------------------
                                            David S. Yanagisawa
                                            Senior Vice President

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                For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Guarantor of the performance and payment of Borrower, does hereby approve all of the terms and conditions of this Agreement, does hereby approve the execution and delivery of this Agreement by Jaclyn, Inc., does hereby acknowledge and confirm its continuing liability and responsibility to Hudson United Bank with respect to the debts referred to in this Agreement and the Loan Agreement including, without limitation, the Restated Secured Revolving Note.

WITNESS:                                Bonnie International
                                        (Hong Kong) Limited

/s/ MARK MURRAY                         by /s/ ANTHONY CHRISTON
------------------------------             ---------------------------------
                                           Name:  Anthony C. Christon
                                           Title: Chief Financial Officer


WITNESS:                                JLN, Inc.

/s/ MARK MURRAY                         by /s/ ANTHONY CHRISTON
------------------------------             ---------------------------------
                                           Name:  Anthony C. Christon
                                           Title: Chief Financial Officer


WITNESS:                                Josell Global Sourcing Ltd.

/s/ MARK MURRAY                         by /s/ ANTHONY CHRISTON
------------------------------             ---------------------------------
                                           Name:  Anthony C. Christon
                                           Title: Chief Financial Officer


WITNESS:                                Investments (JLN) Ltd.

/s/ MARK MURRAY                         by /s/ ANTHONY CHRISTON
------------------------------             ---------------------------------
                                           Name:  Anthony C. Christon
                                           Title: Chief Financial Officer

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